UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2002

STEWART ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

LOUISIANA (State or other jurisdiction of incorporation)	0-19508 (Commission File Number)	72-0693290 (I.R.S. Employer Identification No.)

110 Veterans Memorial Boulevard

Metairie, Louisiana 70005

(Address of principal executive offices) (Zip Code)

(504) 837-5880

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events

            On May 21, 2002 the Company issued the following press release.

CONTACT:	William E. Rowe	FOR IMMEDIATE RELEASE
Stewart Enterprises, Inc.
110 Veterans Memorial Boulevard
Metairie, Louisiana 70005
504/837-5880

STEWART ENTERPRISES ANNOUNCES DEFINITIVE AGREEMENT
TO SELL ITS CANADIAN OPERATIONS

METAIRIE, LA, May 21, 2002 . . . Stewart Enterprises, Inc. (Nasdaq NMS: STEI) announced today that it has executed a purchase agreement with Celebris Memorial Services, Inc., a Canadian company based in Québec, for the sale of its operations in Canada. The sale is subject to regulatory approval, which the Company expects to receive within sixty days. All proceeds received at the time of closing will be used to reduce the Company's debt balance.

William E. Rowe, President and Chief Executive Officer, stated, "Closing on the sale of our Canadian operations will bring us another step closer to achieving our goal of reducing debt to $500 million, or about 2.5 times domestic EBITDA during 2003. Management continues to deliver on the initiatives previously outlined, and the execution of this purchase agreement confirms our commitment to those initiatives. The proceeds to be received from the sale of our Canadian operations represent the Company's second largest foreign asset sale. We have now executed agreements to sell our operations in eight of the ten foreign countries where we had businesses held for sale, with only France and Argentina remaining, at prices consistent with our initial assessment. We expect to complete the sales of our operations in France and Argentina during 2002."

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 312 funeral homes and 150 cemeteries domestically.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 21, 2002	STEWART ENTERPRISES, INC. /s/ Michael G. Hymel Michael G. Hymel Vice President Chief Accounting Officer Corporate Controller